Exhibit 10.1
AGREEMENT OF COMMITMENT TO VOTE IN FAVOR OF THE RESOLUTION
FOR INCREASE OF CAPITAL IN PROMOTORA DE INFORMACIONES, S.A.
This Agreement has been made in Madrid, on March 5, 2010-03-08
BY AND BETWEEN
On the one hand, MR. IGNACIO POLANCO, of legal age, resident in Madrid, with domicile at calle Méndez Núñez, 17, Madrid, and Spanish I.D. Document and Tax I.D. Number ____________.
On the other hand, MR. MARTIN FRANKLIN, of legal age, resident in New York, with domicile at 5555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580, and Passport Number ____________.
THEY ACT
The first party, for and on behalf of RUCANDIO, S.A. (hereinafer, individually, “RUCANDIO”) a company with its registered office in Madrid, at calle Méndez Núñez, 17, entered at the Commercial Registry of Madrid, in volume 3096 General, 2396, folio 87, section 3, page no. 22159, and Tax I.D. Code A-28301869, in his capacity as director of said entity, which office is in effect.
The second party, for and on behalf of Liberty Acquisition Holdings Corp. (hereinafter, individually, “LIBERTY”), with its registered office at 1114 Avenue of the Americas 41st Floor, New York, New York 10036, entered in Delaware, in his capacity as Chairman of said company, which office is in effect.
Hereinafter, RUCANDIO and LIBERTY will also be jointly referred to as the parties.
Both Parties, as they act, mutually acknowledge that they have sufficient capacity to execute this AGREEMENT FOR COMMITMENT TO VOTE IN FAVOR OF THE RESOLUTION TO INCREASE CAPITAL IN PROMOTORA DE INFORMACIONES, S.A.,

WHEREAS
FIRST. RUCANDIO is a Spanish company that controls directly and indirectly 70.067 percent of the shares representing the capital of PROMOTORA DE INFORMACIONES, S.A. (hereinafter, “PRISA”). Specifically, RUCANDIO controls indirectly 56.53 percent of TIMÓN, S.A., which in turn holds directly 3.617 percent of the shares of PRISA; TIMÓN, S.A. in turn controls 100 percent of the shares of ASGARD INVERSIONES, S.L.U., which is the direct owner of 16.194 percent of the shares of PRISA. RUCANDIO also controls directly and indirectly 54.51 percent of PROMOTORA DE PUBLICACIONES, S.L., which holds a stake of 40.649 percent directly in PRISA. Finally, RUCANDIO controls indirectly 100 percent of the capital of SABARA INVESTMENT, S.L., which holds 9.451 percent of the shares of PRISA.
SECOND. PRISA has agreed with LIBERTY to increase the capital of PRISA by an in-kind share exchange through the delivery of all the shares in LIBERTY and any warrants over shares in LIBERTY that may exist from time to time, for a combination of ordinary and non-voting convertible shares of PRISA, on the terms set forth in the BUSINESS COMBINATION AGREEMENT between PRISA and LIBERTY dated March 5, 2010 (hereinafter, BCA).
THIRD. LIBERTY has requested from RUCANDIO, the controlling group of PRISA, and RUCANDIO has agreed, for the purposes of compliance with the actions and commitments contemplated in the BCA, to undertake to attend the Shareholders’ Meeting to be called in the first half of 2010 and to vote in favor of certain items to be included on the agenda, such as the increase of share capital contemplated in the above recital, in addition to the proposal for amendment of bylaws as set forth in the clauses of this AGREEMENT.
FOURTH. Now therefore, the parties are interested in having the proposals of resolutions set forth in the above Recital approved and have entered into this AGREEMENT OF COMMITMENT TO VOTE IN FAVOR OF THE RESOLUTION TO INCREASE CAPITAL IN PROMOTORA DE INFORMACIONES, S.A., subject to the following:

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CLAUSES
One. RUCANDIO undertakes in favor of LIBERTY, the assumption of which is essential for the execution of the BCA:
(i) To take any steps necessary to ensure that a Shareholders’ Meeting is called in the first half of 2010 to discuss, among others, the following matters: (a) Resolution to increase capital with in-kind contributions in exchange for shares of LIBERTY; (b) resolution to increase capital with in-kind contributions in exchange for warrants of LIBERTY; (c) approval of the legal system of the non-voting convertible shares and corresponding amendments to the bylaws; and (d) appointment of a director proposed by LIBERTY.
(ii) To attend the Shareholders’ Meeting to be held in the first half of 2010, the agenda of which will include, among others, the following items: (a) Resolution to increase capital with in-kind contributions in exchange for shares of LIBERTY; (b) resolution to increase capital with in-kind contributions in exchange for warrants of LIBERTY; (c) approval of the legal system of the non-voting convertible shares and consequent amendments to the bylaws; and (d) appointment of a director proposed by LIBERTY.
Two. RUCANDIO undertakes in favor of LIBERTY, the assumption of which is essential for the execution of the BCA, to exercise or ensure the exercise of the voting right over all the shares of PRISA that it controls directly or indirectly from time to time, including among others, those shares controlled through the companies set forth in the First Recital above and to take any steps necessary to vote in favor of the adoption of the resolutions identified in clause One, and any other necessary resolution contemplated in the BCA.
Three. This commitment assumed by RUCANDIO towards LIBERTY shall terminate: (a) when the voting right has been exercised as contemplated in this agreement; (b) by agreement between the parties; or (c) if the BCA is terminated.
In the event of breach of any of the obligations assumed hereunder, without prejudice to the legal effects that this may have on the BCA, this entity shall have any rights and remedies contemplated in Spanish law to bring a claim for such breach.
Four. This agreement shall be governed by the laws of Spain. The parties submit to the Courts and Tribunals of Madrid capital, expressly waiving any right they may have to their own jurisdiction, in the event of any litigation arising from the interpretation, execution or termination of this agreement.
In witness whereof, they have signed this agreement in two counterparts, each to the same effect, in the place and on the date first above written.

/s/ Ignacio Polanco	/s/ Martin Franklin

RUCANDIO	LIBERTY

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